Exhibit 10.1
Clearwater Paper Corporation
601 West Riverside Suite 1100
Spokane, WA 99201

July 28, 2023

Sherri Baker
13121 Villa Montana Way
Austin, TX 78732

Dear Sherri,

On behalf of Clearwater Paper, I am pleased to confirm the terms of the offer for the position of Senior Vice President, Finance and Chief Financial Officer. This position will have a target start date of August 14, 2023, report directly to me and will initially be located in Spokane, WA with the option to transition to hybrid remote from Seattle, WA.

This offer is contingent upon the approval and authorization of our Board of Directors of your hiring and the approval and authorization of the Compensation Committee of the Board of the material compensation terms contained in this letter. Additional contingencies include successful completion of pre-employment drug screening, background check, reference validation; as well as signed enterprise policy acknowledgement statements.

The annual base salary for this position is $520,000 prorated for this year, for which you will be paid on a bi-weekly basis. Your target Annual Incentive Plan (AIP) is 65% of your base salary earnings for each plan year (calendar). An Employee who is actively employed by Clearwater Paper during an Award Year as an Executive Officer shall commence participation at the beginning of the Award Year, or at such later time during the Award Year as the position is assumed. Awards are not guaranteed, but rather based on the performance of the corporation.

Additionally, you will be eligible for a long-term incentive award for the 2024-2026 performance period under the company's 2017 Stock Incentive Plan. The current annual award value for your position is 100% of your base salary.

You will receive a one time, $600,000 sign-on grant of Restricted Stock Units (RSUs) with a cliff vest of three years. The date of the grant will be the 15th of the month following commencement in role. In the event that you terminate your employment with Clearwater Paper prior to its vesting date, you forfeit the grant.

You will be eligible for our permissive vacation plan. In addition to vacation, you are eligible for (9) nine designated holidays and (5) five floating holidays.

Exhibit 10.1
You will be eligible for participation in Clearwater Paper’s health and welfare benefits as well as the 401K plan on the 1st day following 30 days of employment. More information on these programs will be provided to you later.

You will be eligible to participate in Clearwater Paper’s non-qualified Management Deferred Compensation Plan. If you choose to defer your base salary, you may make this election with Fidelity during your first 30 days of employment and subsequently during the annual enrollment window.

You will be eligible for home relocation benefit - Plan E Homeowner administered by Altair Relocation Services. Your relocation benefit offer is subject to signature of the Relocation Repayment Agreement following this offer letter. Upon signature, an Altair representative will reach out to you to get started. You will have two years from your start date to utilize the entire benefit.

You will be eligible to participate in the company’s Change of Control Plan and the Executive Severance Plan, pending approval by the Executive Compensation Committee and the Board of Directors.

As a condition of your employment, you will be required to sign the enclosed Executive Confidentiality, Proprietary Rights, Non-Solicitation and Non-Compete Agreement ("Agreement"). Please review the Agreement carefully, and if you have any questions let us know.

I hope you will favorably consider our offer of employment as we are truly excited by your becoming a member of our corporate executive management team. Please indicate your acceptance of this offer by returning a signed and dated copy to me.

Sherri, I realize that a career decision such as this has a major impact on you and your family. If there is anything that we can do either before or after your start date of employment, please do not hesitate to call me.

Sincerely,

/s/ Arsen Kitch

Arsen S. Kitch
President and Chief Executive Officer
Clearwater Paper Corporation

Accepted:

/s/ Sherri Baker                    07/30/2023

Exhibit 10.1
Sherri Baker                          Date

cc: Kari Moyes, SVP, Human Resources
Kristie Waggoner, Director Talent Acquisition

Attachment: Executive Confidentiality, Proprietary Rights, Non-Solicitation and Non-Compete Agreement